UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 9, 2008

Weststar Financial Services Corporation
(Exact name of registrant as specified in its charter)

North Carolina	000-30515	56-2181423
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

79 Woodfin Place, Asheville, North Carolina		28801-2426
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(828) 252-1735

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Employment Agreement with G. Gordon Greenwood

On February 9, 2008, Weststar Financial Services Corporation (the “Registrant”) and its wholly owned subsidiary, Bank of Asheville (the “Bank”), entered into a new employment agreement  (the “Agreement”) with G. Gordon Greenwood, president and chief executive officer of the Registrant and the Bank.  The Agreement supersedes an employment agreement between the Bank and Mr. Greenwood dated February 9, 2000.

Term and Termination.  The Agreement provides for an initial term of three years with automatic renewal on each anniversary for an additional one-year term unless there is an affirmative decision not to renew the Agreement by the Registrant, the Bank, or Mr. Greenwood.

Mr. Greenwood may terminate his employment at any time upon sixty days written notice to the Bank and the Registrant in which case he would be entitled to receive compensation through the effective date of such termination.  Mr. Greenwood’s employment will also be terminated upon his death, in which case his estate is entitled to receive any compensation due to him through the last day of the month in which his death occurred.  In the event Mr. Greenwood becomes disabled, the Bank will continue to compensate him for the remaining term of the Agreement, less any other payment provided under any disability income plan of the Bank which is applicable to Mr. Greenwood.

The Registrant and the Bank may terminate Mr. Greenwood’s employment at any time for any reason with or without “cause.”  If Mr. Greenwood’s employment is terminated without cause, he will continue to receive compensation and benefits for the remaining term, and the non-competition covenant described below will not apply.  Termination with cause will result in termination of all of Mr. Greenwood’s rights under the Agreement.  “Cause” will exist to terminate Mr. Greenwood’s employment if, for example, he breaches the terms of the Agreement, violates a federal or state law, or is excluded from coverage under the Bank’s “blanket bond” or other insurance policy covering the directors, officers, and employees of the Registrant or the Bank.

Compensation.  The Agreement provides Mr. Greenwood with an annual base salary of $174,400, to be reviewed at least annually.  In the event of a change in control, Mr. Greenwood’s base salary must be increased at least 6% annually during the term of the Agreement.  In addition, Mr. Greenwood is entitled to participate in any and all employee benefit programs maintained by the Registrant or the Bank and available to all employees.  The Agreement also provides for certain fringe benefits, including four weeks of paid vacation leave, payment of country club dues, reimbursement of business expenses, and major medical insurance for Mr. Greenwood and his spouse.

Non-competition Covenant.  During the term of the Agreement and for a period of two years after termination of the Agreement, Mr. Greenwood has agreed that he will not, within Buncombe County, North Carolina, directly or indirectly own, manage, operate, join, control, or participate in the management, operation, or control of or be employed by or connected in any manner with any financial institution which competes with the Bank without the prior written consent of the board of directors of the Bank.  This non-competition covenant does not apply in the event that Mr. Greenwood’s employment is terminated without “cause” as defined in the Agreement.  The non-competition covenant becomes null and void upon a “change in control” that occurs during Mr. Greenwood’s employment.

Change in Control Benefits.  Should the Registrant and/or the Bank terminate Mr. Greenwood’s employment other than for cause or disability within two years after a “change in control” or should Mr. Greenwood terminate his employment within such two-year period because his compensation, benefits, or responsibilities have been reduced, or his workplace has been moved outside of Asheville, North Carolina, then he will receive a lump sum payment equal to 299% of his “base amount” as such term is defined in section 280G of the Internal Revenue Code of 1986, as amended.  A “change in control” will be deemed to have occurred upon (1) any person becoming the beneficial owner or otherwise acquiring control, directly or indirectly, of securities of the Registrant or the Bank representing 35% or more of the voting power of the entity’s then-outstanding securities; (2) the acquisition by any person in any manner of the ability to elect, or to control the election of, a majority of the directors of the Registrant or the Bank; (3) the merger of the Registrant or the Bank in which the Registrant or the Bank is not the surviving corporation; or (4) the acquisition of all or substantially all of the assets of the Registrant or the Bank by any other entity or person.  The Bank has also agreed to compensate Mr. Greenwood in the amount of any excise taxes that may be imposed on him as a result of the change in control payment.  As mentioned above, Mr. Greenwood’s base salary must be increased at least 6% during the term of the Agreement in the event of a change in control.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Employment Agreement of G. Gordon Greenwood

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Weststar Financial Services Corporation
(Registrant)

Date	June 11, 2008

/s/ G. Gordon Greenwood
G. Gordon Greenwood
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Employment Agreement of G. Gordon Greenwood

5